International Growth & Income Fund

December 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$46,268
Class B	$126
Class C	$1,818
Class F1	$10,511
Class F2	$9,893
Total	$68,616
Class 529-A	$1,132
Class 529-B	$5
Class 529-C	$181
Class 529-E	$36
Class 529-F1	$93
Class R-1	$57
Class R-2	$315
Class R-3	$355
Class R-4	$342
Class R-5	$580
Class R-6	$8,806
Total	$11,902

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3890
Class B	$0.2533
Class C	$0.2519
Class F1	$0.3786
Class F2	$0.4253
Class 529-A	$0.3768
Class 529-B	$0.2269
Class 529-C	$0.2388
Class 529-E	$0.3336
Class 529-F1	$0.4109
Class R-1	$0.3259
Class R-2	$0.2494
Class R-3	$0.3294
Class R-4	$0.3867
Class R-5	$0.4363
Class R-6	$0.4446

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	127,169
Class B	497
Class C	7,699
Class F1	29,626
Class F2	25,719
Total	190,710
Class 529-A	3,253
Class 529-B	22
Class 529-C	815
Class 529-E	121
Class 529-F1	249
Class R-1	184
Class R-2	1,335
Class R-3	1,145
Class R-4	988
Class R-5	1,422
Class R-6	21,567
Total	31,101

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.03
Class B	$35.00
Class C	$34.95
Class F1	$35.02
Class F2	$35.04
Class 529-A	$34.99
Class 529-B	$34.97
Class 529-C	$34.84
Class 529-E	$34.99
Class 529-F1	$35.03
Class R-1	$34.96
Class R-2	$34.88
Class R-3	$34.98
Class R-4	$35.01
Class R-5	$35.17
Class R-6	$35.02